Exhibit 10(a)(3)

FIRST AMENDMENT

OF THE

STEPAN COMPANY DIRECTORS DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2005)

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company Directors Deferred Compensation Plan, as amended and restated as of January 1, 2005 (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to comply with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2005, the Plan is amended as follows:

1.    Section 6(c) of the Plan is hereby amended by adding at the end of the second sentence thereof the following:

“or for such other reasons as the Board determines necessary or desirable for the administration of the Plan.”

2.    Section 8(b) of the Plan is hereby amended by adding the following new sentence at the end thereof:

“The amount of each such installment payment shall be calculated by dividing the balance credited to the Participant’s Deferred Compensation Accounts to which the election applies at the time of each such payment by the number of remaining installments (including the current installment). For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment.”

3.    Section 8(g) of the Plan is hereby amended in its entirety so that as amended, Section 8(g) shall read as follows:

“g.

Delay for Specified Employees. Notwithstanding anything in the Plan to the contrary, no payment that is paid by reason of a director’s separation of service from the Company shall be made to any director who is a “Specified Employee” as of the date of such director’s separation from service until the earlier of (i) the first day of the seventh month after the date of the director’s separation from service, or (ii) the date of the director’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the director (or, in the case of the director’s death, his or her surviving spouse, if there be one, or if not, to the director’s estate) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of the Plan means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, a director who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a director who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the director’s separation from service, stock of the Company (or any other entity treated as a single employer with the Company under Code Section 414(b) or (c)) is publicly traded on an established securities market or otherwise.”

4.    Section 8(h) of the Plan is hereby amended in its entirety so that as amended, Section 8(h) shall read as follows:

“h.	Permitted Delays in Payment. Payments to a director under the Plan will be delayed under any of the circumstances specified in Subsections (i) through (ii) below or as provided in Section 16.

i.	Payments that would violate Applicable Law. Payment of a director’s Deferred Compensation Account will be delayed where the Board reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Directors reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (i), the making of a payment that would cause inclusion in the director’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

ii.	Other Payments. The Board shall be permitted to delay a payment of a director’s Deferred Compensation Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.”

5.    Section 8(j) of the Plan is hereby amended by deleting the last sentence thereof and inserting in lieu thereof the following:

“Any amount credited to a director’s Deferred Compensation Account after the last to die of the director or his spouse shall be continued to be paid on the same basis as provided above to such person’s estate.”

6.    Section 9(d) of the Plan is hereby amended in its entirety so that as amended, Section 9(d) shall read as follows:

“d.	Notwithstanding Section 8 of the Plan, the Stock Award shall be payable to the non-employee director on his or her separation from service from the Company, in a single lump sum payment, and shall be made only in shares of Stepan Company Common Stock. In the event of the non-employee director’s death before all such amounts have been so paid or in the event of the non-employee director’s death occurs before the director has incurred a separation from service, the unpaid balance of the Common Stock Account attributable to Stock Awards shall be paid on the non-employee director’s death to the non-employee director’s surviving spouse, if there be one, or if not, to the director’s estate in a single lump sum payment made in shares of Stepan Company Common Stock.”

7.    Section 11 of the Plan is hereby amended in its entirety so that as amended, Section 11 shall read as follows:

“11.	Separation of Service. “Separated from Service” and variations thereof for purposes of the Plan means a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder, including a separation by reason of the director’s retirement or termination of service with the Company for any other reason, but excluding a termination of service due to death.”

8.    The Plan is hereby amended to add to the Plan after Section 14 three new sections as follows:

“15.	Section 409A of the Code. It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to non-employee directors. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any director or beneficiary with respect to participation in or payments under the Plan, and each director or beneficiary shall be responsible for any taxes imposed on the director or beneficiary with respect to such participation or payments under the Plan.”

“16.

Timing of Payments.    Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date or within a specified period under Section 8 or 9 shall be made on the date or within the period specified or as soon as administratively practicable thereafter, but in no event later than the last day of the same calendar year in which such date or period occurs. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the non-employee director or his or her beneficiary or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.”

“17.	Amendment and Termination. The Board of Directors of the Company may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any amount accrued to a Participant’s Deferred Compensation Accounts under the Plan without the consent of the Participant or beneficiary, except that the consent requirement of Participants or beneficiaries shall not apply to any amendment or termination that is deemed necessary by the Company to ensure compliance with Section 409A of the Code. Notwithstanding the preceding sentence, the Board of Directors of the Company, in its sole discretion, may terminate this Plan to the extent and in the circumstances described in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor provision.”

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this First Amendment of the Plan on behalf of the Company and has caused its corporate seal to be affixed this              day of                                 , 2008.

STEPAN COMPANY

By

Its

ATTEST:

By

Its

The undersigned, being all of the participating directors with Deferred Compensation Account balances under the Plan, hereby consent and agree to the foregoing First Amendment of the Plan as of this              day of                                 , 2008.